EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-40432) of Allegheny Energy, Inc. of our report dated June 26, 2002 relating to the financial statements of the Allegheny Energy Employee Stock Ownership and Savings Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
June 28, 2002